                               DISTRIBUTION AGREEMENT

     THIS DISTRIBUTION AGREEMENT ("Agreement"), is entered into this 6th day of March, 1997, by and between INGRAM MICRO INC. ("Ingram"), a Delaware corporation, having its principal place of business at 1600 E. St. Andrew Place, Santa Ana, California 92705, and Net Objects, Inc. ("Vendor"), a Delaware corporation, having its principal place of business at 2055 Woodside Road, Redwood City, California 94061. The parties desire to and hereby do enter into a distributor/supplier relationship, the governing terms and mutual promises of which are set out in this Agreement.

1.   DISTRIBUTION RIGHTS

     1.1. TERRITORY. Vendor grants to Ingram, including its affiliates for resale, and Ingram accepts, the non-exclusive right to distribute in North, Central and South America all computer products produced and/or offered by Vendor ("Product") during the term of this Agreement. Ingram shall have the right to purchase, sell and ship to any reseller within the territory or to Ingram's affiliate, or at Vendor's option Ingram's affiliate may purchase direct from Vendor.

     1.2. PRODUCT. Vendor agrees to make available and to sell to Ingram such Product as Ingram shall order from Vendor at the prices and subject to the terms set forth in this Agreement. Ingram shall not be required to purchase any minimum amount or quantity to the Product.

2.   TERM AND TERMINATION

     2.1. TERM. The initial term of this Agreement is one (1) year. Thereafter the Agreement will automatically renew for successive one (1) year terms, unless it is earlier terminated.

     2.2. TERMINATION.

          (a) Either party may terminate this Agreement, with or without cause, by giving thirty (30) days written notice to the other party.

          (b) Either party may immediately terminate this Agreement with written notice if the other party:

               (i) materially breaches any term of this Agreement and such breach continues for thirty (30) business days after written notification thereof; or

               (ii) ceases to conduct business in the normal course, becomes insolvent, makes a general assignment for the benefit of creditors, suffers or permits the appointment of a receiver for its business or assets, or avails itself or becomes subject to any proceeding under


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

               any Bankruptcy Act or any other federal or state statute relating to insolvency or the protection of rights of creditors; or

               (iii) attempts to assign or otherwise transfer its rights hereunder unless both have agreed in writing to such assignment or transfer.

3.   INGRAM OBLIGATIONS

     3.1. PRODUCT AVAILABILITY. Ingram will list Product in its catalog(s) as appropriate and endeavor to make such Product available to customers.

     3.2. ADVERTISING. Ingram will advertise and/or promote Product in a commercially reasonable manner and will transmit as reasonably necessary Product information and promotional materials to its customers.

     3.3. SUPPORT. Ingram will make its facilities reasonably available for Vendor and will assist in Product training and support. Ingram will provide reasonable, general Product technical assistance to its customers, and will direct all other technical directly to Vendor.

     3.4. ADMINISTRATION.

          (a) Upon request, Ingram will furnish Vendor with a valid tax exemption certificate.

          (b) Ingram will provide Vendor within five (5) days after the end of each calendar month, a printed and/or electronic file in a format acceptable to Ingram and Vendor, a sales-out report and inventory report showing: current inventory levels of each Vendor's Products (including items in transit), weekly runrate snapshots, total sales to the channel for all of Ingram's shipping locations. Reports shall include but are not limited to, the Vendor part number, Ingram part number, Ingram cost, quantity sold and customer zip code.

          (c) Ingram may handle its customers' Product returns by batching them for return to Vendor at regular intervals.

4.   VENDOR OBLIGATIONS

     4.1. SHIPPING EXPORT.

          (a) Vendor shall ship Product pursuant to Ingram purchase order(s) ("P.O."). The terms and conditions of this Agreement shall apply to each order accepted or shipped by Vendor hereunder. The provisions of Ingram's form of purchase order or other business form shall not apply to any order notwithstanding Vendor's acknowledgment or acceptance of such order except for the following terms which Vendor shall accept with respect to each order pursuant and subject to the provisions of this Agreement: (i) quantity and type of Ingram Products ordered; (ii)


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requested delivery dates and (iii) freight terms.  Product shall be shipped
F.O.B. Ingram's designated warehouse with risk of loss or damage to pass to Ingram upon delivery to the warehouse specified in Ingram's P.O.

          (b) Ingram requires concurrent with the execution of this Agreement Export Administration Regulations product classification and supporting documentation: Certificate of Origin (General Use and/or NAFTA), Export Commodity Control Number's; (ECCN's), General License and/or Individual Validated License information and Schedule "B"/Harmonized Numbers. This applies when distribution rights granted under Section 1.1 are outside the United States for the initial Product/s and when additions or changes to these Products occurs.

     4.2. INVOICING. For each Product shipment to Ingram, Vendor shall issue to Ingram an invoice showing Ingram's order number, the Product part number, description, price and any discount. Upon Ingram's request, Vendor shall provide an aging report listing all invoices outstanding.

     4.3. PRODUCT AVAILABILITY. Vendor agrees to maintain sufficient Product inventory to fill Ingram's orders. If a shortage of any Product exists, Vendor agrees to allocate its available inventory of such Product to Ingram in proportion to Ingram's percentage of all Vendor's customer orders for such Product during the previous sixty (60) days.

     4.4. PRODUCT MARKING. Vendor will clearly mark each unit of Product with the Product name and computer compatibility. Such packaging will also bear a machine-readable bar code identifier scannable in standard Uniform Product Code
(UPC) format. The bar code must identify the Product as specified by the Uniform Code Council (UCC). If the Vendor or Ingram customers' require serial number tracking the serial number must be clearly marked and bar coded on the outside of the individual selling unit. The bar code shall fully comply with all conditions regarding standard product labeling set forth in Exhibit B in the then-current Ingram GUIDE TO BAR CODE: THE PRODUCT LABEL. Vendor may be assessed a reasonable per unit charge for all Product not in conformance herewith.

     4.5. PRODUCT NOTES.  Vendor will either thirty (30) days provide product note information in accordance with Ingram's specifications noted in Exhibit C or instruct Ingram to do so in which case a charge per SKU will apply.

     4.6. SUPPORT. At no charge to Ingram, Vendor shall support Product and any reasonable Ingram efforts to sell Product. Vendor shall also provide to Ingram, its employees, and its customers reasonable amounts of sales literature, advertising materials, and training and support in Product sales.

     4.7. NEW PRODUCT.  Vendor shall endeavor to notify Ingram at least thirty
(30) days before the date any new Product is introduced. Vendor shall make such Product


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

available for distribution by Ingram no later than the date it is first offered for sale in the marketplace.

     4.8. INSURANCE. Vendor shall carry insurance coverage for product liability/completed operations with minimum limits of three million ($3,000,000). Within ten (10) days of full execution of this Agreement, Vendor shall provide Ingram with a Certificate of Insurance. This Certificate of Insurance must include: (i) a broad form endorsement naming Ingram as an additional insured, and (ii) a mandatory thirty (30) day notice to Ingram of insurance cancellation.

     4.9. WARRANTIES/CERTIFICATION.

          (a) GENERAL WARRANTY. Vendor represents and warrants that (i) it has good transferable title to the Products, (ii) the Product or its use does not infringe any patents, copyrights, trademarks, trade secrets,, or any other intellectual property rights, (iii) that there are no suits or proceedings pending or threatened which allege any infringement of such proprietary rights, and (iv) the Product sales to Ingram do not in any way constitute violations of any law, ordinance, rule or regulation in the distribution territory.

          (b) PRODUCT WARRANTY AND LIMITATION OF LIABILITY. EXCEPT FOR THE EXPRESS WARRANTIES IN THE END USER LICENSE AGREEMENTS ACCOMPANYING THE VENDOR'S PRODUCTS, VENDOR DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, WITH REGARD TO THE VENDOR PRODUCTS LICENSED HEREUNDER, INCLUDING ALL WARRANTIES OR MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND AGAINST INFRINGEMENT OR THE LIKE. In no event shall Vendor be liable for any damages arising from performance or nonperformance of any Vendor Products or for any lost profits or other consequential damages even if Vendor has been advised the possibility of such damages, nor shall Vendor be liable for any claim against Ingram or its customers by any other party except as provided otherwise in the applicable End User License Agreement. The warranty provided in the applicable End User License Agreement is the only warranty made with respect to the Vendor Product sand the remedy provided therein for breach of such warranty is Ingram's and its customers' exclusive remedy therefor.

          (c) WARRANTY. Vendor hereby represents and warrants that any Product offered for distribution does not contain any obscene, defamatory or libelous matter or violate any right of publicity or privacy.

          (d) END-USER WARRANTY. Vendor shall provide a warranty statement with Product for end user benefit. This warranty shall commence upon Product delivery to end-user.

          (e) MADE IN AMERICA CERTIFICATION. Vendor by the execution of this Agreement certifies that it will not label any of its products as being "Made in America,"


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

"Made in U.S.A.," or with similar wording, unless all components or elements of such Product is in fact made in the United States of America. Vendor further agrees to defend, indemnify and hold harmless from and against any and all claims, demands, liabilities, penalties, damages, judgments or expenses (including attorney's fees and court costs) arising out of or resulting in any way from Product that does not conform to the Certification.

5.   PRICING

     5.1. INGRAM PRICING. The suggested retail price and any Ingram discount for Product is set out in Exhibit D. Vendor may modify Exhibit D with a minimum of thirty (30) days advance written notice to Ingram. All Ingram order Products will be billed at the price in effect when the order is placed. Ingram shall have sole discretion as to selling price of Product to its customers.

     5.2. VENDOR PRICING. Vendor agrees that the prices and terms it offers to Ingram are now and will continue to be the same as any other similar type of customer as Ingram for the territory Ingram has distribution rights to. If Vendor offers price discounts, promotional discounts or other special prices to its other customers, Ingram shall also be entitled to participate in and receive notice of the same no later than Vendor's other similar type of customer as Ingram for the territory Ingram has distribution rights to.

     5.3. INTERNATIONAL PRICING. If Vendor offers a better price outside the U.S. and Ingram has distribution rights in that territory then the same price shall be offered to Ingram for Product sales into that territory.

     5.4. PRICE ADJUSTMENTS. If Vendor reduces any Product price, or offers increased discounts to any other similar type of customer as Ingram for the territory Ingram has distribution rights to, Vendor will promptly credit Ingram for the difference between the original Product price and the reduce Product price for Ingram's inventory, including: (i) any Customer Product in-transit from/to Ingram, (ii) any unshipped orders, and (iii) orders in-transit to Ingram on the price reduction or increased discount offer date. In the event that Vendor shall raise the list price of a Product, all orders for such Product placed prior to the effective date of the price increase shall be invoiced at the lower price. Vendor shall provide Ingram with thirty (30) days advance notice of any price increases.

     5.5. PAYMENT TERMS. Ingram's initial order payment terms shall be net sixty (60) days. Subsequent order payment terms shall be [***] percent ([***]%) fifteen (15) days, net thirty (30) days. Payment shall be deemed made on the payment postmark date.

     5.6. RIGHT TO WITHHOLD. Notwithstanding any other provision in this Agreement to the contrary, Ingram shall not be deemed in default if it withholds any specific amount


*** Portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment under Rule 406


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

to Vendor because of a legitimate dispute between the parties as to that specific amount pending the timely resolution of the disputed amount.

6.   MARKETING

     6.1. TRADEMARKS. Ingram may advertise and promote the Product and/or Vendor, and may thereby use Vendor's trademarks, service marks and trade names. Neither party shall acquire any rights in the trademarks, service marks or trade names of the other.

     6.2. MARKETING DEVELOPMENT FUNDS. Vendor agrees to provide allowances for the reimbursement of Ingram's expenditures for advertising and market development of Vendor's Products. Such allowances will accrue in an amount equal to [***] percent ([***]%) of the total amount invoiced by Vendor to Ingram (net of Product returns and similar deductions) for shipments of Products but only if Ingram has provided to Vendor on a timely basis the proof of performance. Vendor and Ingram will agree to the market development expenditures in advance. Vendor may provide additional project based funds for marketing development at Vendor's sole discretion. Vendor reserves the right in its sole discretion to increase, decrease or terminate such allowance for any reason upon forty-five (45) days advance written notice to Ingram. Such allowance may only be used to reimburse Ingram for advertising and market development which occurs in the six (6) month period following the calendar month in which such allowance was accrued. To be eligible for such allowance Ingram must provide Vendor with evidence of Ingram's expenditure on which such claim for reimbursement is based on and such other information as Vendor may reasonably request. Such reimbursement will take the form of a credit on Ingram's account for future orders from Ingram under this Agreement or as mutually agreed to, a deduction from Vendor's invoice to Ingram for past orders from Vendor.

     6.3. QUARTERLY MINIMUMS, VOLUME CREDITS. Vendor agrees to provide Ingram with Volume Incentive Rebate program which will be paid on net sales. Ingram will receive a guaranteed [***] percent ([***]%) rebate and will be eligible to receive additional rebates up to [***] percent ([***]%) based on the following functional objectives: (1) Reseller breadth, (2) net sales (excluding site management licenses) and (3) an additional function objective to be determined quarterly. Prior to the beginning of each calendar quarter during the term of this Agreement, Vendor will notify Ingram of all goals. Vendor will provide Ingram a credit within thirty (30) days after the end of the quarter based on the invoice amount or the quantity of Products that Ingram sold to Resellers during such quarter if Ingram meets the goals established by Vendor in such notice. Not withstanding any other provision of this Agreement, Ingram will not be entitled to any credits for any quarter under this section if: (1) Vendor has not given Ingram notice of Minimum Amount and Breadth goals and credits for such quarter, (2) Ingram does not provide Vendor on a timely basis with all the reports required by section 3.4b (the monthly sales and inventory reports) for each month of such quarter. All credits under this section will apply to outstanding invoices from Vendor under this

*** Portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment under Rule 406


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

Agreement. If there are no outstanding invoices Vendor shall issue a check. In the event that this Agreement is terminate, Vendor will, within thirty (30) days after termination, pay Ingram all unused or unpaid credits which has accrued to Ingram's account, less any amounts owed by Ingram to vendor. Upon request, Ingram will provide documentation regarding Ingram's attainment of Breadth and Minimum Amount goals.

     6.4. SUPPORT PRODUCT. Vendor shall consign a reasonable amount of demonstration Product to aid Ingram in its support and promotion of Product. All such consigned Product will be returned to Vendor upon request.

7.   RETURNS

     7.1. STOCK BALANCING. For the purpose of inventory balancing, Ingram may return Products once per calendar quarter provided Products are in their original packaging for full credit of the Products' purchase price, plus all freight charges for returned Product. The aggregate dollar amount of all individual Ingram returns shall not exceed twenty-five percent (25%) of the value of Ingram's net purchase of Products from Vendor during the three (3) months immediately preceding such returns. Vendor agrees to consider in good faith any Ingram requests on a cases by case basis for returns in excess of said twenty-five percent (25%) amount.

     7.2. POST-TERM/TERMINATION For one hundred eighty (180) days after the expiration or earlier termination of this Agreement, Ingram may return to Vendor any Product for credit against outstanding invoices, or if there are no outstanding invoices for a cash refund. Any credit or refund due Ingram for returned Product shall be equal to the Product purchase price plus all freight charges incurred by Ingram in returning the Product.

     7.3. PRODUCT DISCONTINUATION Vendor shall give Ingram thirty (30) days advance written notice of Product discontinuation. Ingram may return all such Product to Vendor within one hundred eighty (180) days following discontinuation for full credit of Product purchase price plus all freight charges incurred by Ingram in returning the Product.

     7.4. DEFECTIVE PRODUCT

          (a) Ingram may return any Product to Vendor that Ingram or its customer finds defective during the warranty period. Vendor shall immediately credit Ingram for the Product purchase price, plus all freight charges incurred by Ingram in returning the defective Product.

          (b) If any Product is recalled by Vendor because of defects, revisions or upgrades, Ingram will, at Vendor's request, provide reasonable assistance with the recall. Vendor will pay Ingram's expenses in connection with such recall.


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

8.   INDEMNIFICATION

     8.1. PRODUCT INDEMNITY Vendor shall defend, indemnify, and hold harmless Ingram from and against any claims, demands, liabilities, or expenses (including attorney's fees and costs), any personal or bodily injury or property damage, arising out of or resulting in any way from any defect in Products. This duty to indemnify Ingram shall be in addition to the warranty obligations of Vendor.

     8.2. GENERAL INDEMNITY Each party shall indemnify, defend and hold the other harmless from and against any and all claims, actions, damages, demands, liabilities, costs and expenses, including reasonable attorney's fees and expenses, resulting from any act or omission of the acting party or its employees under this Agreement, that causes or results in property damage, personal injury or death.

     8.3. INTELLECTUAL PROPERTY RIGHTS INDEMNITY Vendor shall defend, indemnify and hold Ingram, harmless from and against all damages and costs incurred by any of them arising from the infringement of any U.S. patent, copyright, trademark, trade secret or other proprietary right by reason of the manufacture, sale, marketing, or use of Product.

     8.4. PRODUCT INFRINGEMENT. Upon threat of claim of infringement, Vendor may, at its expense and option (i) procure the right to continue using any part of Product, (ii) replace the infringing Product with a non-infringing Product of similar performance, or (iii) modify Product to make it non-infringing. If Vendor does not so act within ninety (90) days after such claim, Ingram may return Product to Vendor for a full credit against future purchases or for a cash refund, at Ingram's option.

     8.5. LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR LOST PROFITS OF BUSINESS, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER BASED IN CONTRACT OR TORT (INCLUDING NEGLIGENCE, STRICT LIABILITY OR OTHERWISE), AND WHETHER OR NOT ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     THIS LIMITATION IS IN NO WAY MEANT TO LIMIT VENDOR'S LIABILITY FOR PERSONAL INJURY OR DEATH AS A RESULT OF A DEFECT IN ANY PRODUCT IN THOSE JURISDICTIONS WHERE THE LAW DOES NOT ALLOW THIS LIMITATION.

9.   COMPLIANCE WITH FEDERAL LAWS AND REGULATIONS

     9.1. EXECUTIVE ORDER 11246. Vendor agrees to include the Equal Employment Opportunity Clause by reference in every contract, agreement and purchase order entered into with subcontractors or suppliers as required by 41 CFR 60-1.4.

     9.2. EMPLOYER INFORMATION REPORT EEO-1/ WRITTEN AFFIRMATIVE ACTION PROGRAM. Vendor agrees that if the value of any contract or purchase order is fifty thousand dollars ($50,000) or more and the Vendor has fifty (50) or more employees, Vendor will


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(i) file an EEO-1 report (Standard Form 100) and comply with and file such other compliance reports as may be required under Executive Order 11246, as amended, and Rules and Regulations adopted thereunder and (ii) will develop a written affirmative action compliance program for each of its establishments as required by Title 41 CFR 60-1.40.

     9.3. VETERANS EMPLOYMENT CLAUSE. Vendor agrees to abide by and comply with the provisions of the Affirmative Action Clause, 41 CFR 60-250.4.

     9.4. EMPLOYMENT OF HANDICAPPED PERSONS. Vendor agrees that it will abide by and comply with the provisions of the Affirmative Action Clause, CFR 60-741.4.

     9.5. SMALL BUSINESS CONCERNS AND SMALL BUSINESS CONCERNS OWNED AND CONTROLLED BY SOCIALLY AND ECONOMICALLY DISADVANTAGED INDIVIDUALS. Where a government contract is expected to exceed five hundred thousand dollars ($500,000), Vendor agrees to comply with all requirements of P.L. 95-507 and regulations promulgated thereunder. Vendor shall comply with instructions contained in Exhibit F.

     9.6. WOMEN-OWNED BUSINESS CONCERNS. Vendor shall comply with instructions contained in Exhibit F. Where a government contract is expected to exceed five hundred thousand dollars ($500,000), Vendor agrees to comply with all requirements of Executive Order 12138 and all regulations promulgated thereunder.

10.  GOVERNMENT PROGRAM

     10.1. PARTNERSHIP AMERICA. Vendor may, at its sole option, participate in Ingram's government reseller program in which case the provisions of Exhibit G, Partnership America, shall apply. A draft copy is provided solely for your information and review.

11.  GENERAL PROVISIONS

     11.1. NOTICES. Any notice which either party may desire to give the other party must be in writing and may be given by (i) personal delivery to an officer of the party, (ii) by mailing the same by registered or certified mail, return receipt requested, to the party to whom the party is directed at the address of such party as set forth at the beginning of this Agreement, or such other address as the parties may hereinafter designate, and (iii) by facsimile or telex communication subsequently to be confirmed in writing pursuant to item
(ii) herein.

     11.2. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of California, except that body of law concerning conflicts of law. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.


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

     11.3. COOPERATION. Each party agrees to execute and deliver such further documents and to cooperate as may be necessary to implement and give effect to the provisions contained herein.

     11.4. FORCE MAJEURE. Neither party shall be liable to the other for any delay or failure to perform which results from causes outside its reasonable control.

     11.5. ATTORNEYS FEES. In the event there is any dispute concerning the terms of this Agreement or the performance of any party hereto pursuant to the terms of this Agreement, and any party hereto retains counsel for the purpose of enforcing any of the provisions of this Agreement or asserting the terms of this Agreement in defense of any suit filed against said party, each party shall be solely responsible for its own costs and attorney's fees incurred in connection with the dispute irrespective of whether or not a lawsuit is actually commenced or prosecuted to conclusion.

     11.6. EXPORT REGULATIONS. Ingram agrees by the purchase or Products to conform to, and abide by, the export laws and regulations of the United States, including but not limited to, the Export Administration Act of 1979 as amended and its implementing regulations. Ingram shall include a statement in it's standard sales terms and conditions that any shipment of Product outside the United States will require a valid export license. Ingram further agrees to distribute Product in accordance with the territory as defined in Section 1.1. Whenever a EU country is specified as Territory under Section 1.1, Territory shall include all EU countries.

12.  AGREEMENT

     12.1. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     12.2. SECTION HEADINGS. Section headings in this Agreement are for convenience only, and shall not be used in construing the Agreement.

     12.3. INCORPORATION OF ALL EXHIBITS. Each and every exhibit referred to hereinabove herein by reference as if set forth herein in full.

     12.4. SEVERABILITY. A judicial determination that any provision of this Agreement is invalid in whole or in part shall not affect the enforceability of those provisions found to be valid.

     12.5. NO IMPLIED WAIVERS. If either party fails to require performance of any duty hereunder by the other party, such failure shall not affect its right to require performance of that or any other duty thereafter. The waiver by either party of a breach of any provision of this Agreement shall not be a waiver of the provision itself or a waiver of any breach thereafter, or a waiver of any other provision herein.



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

     12.6. BINDING EFFECT/ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective representatives, successors and permitted assigns. This Agreement shall not be assignable by Vendor, without the express written consent of Ingram, which consent shall not be unreasonably withheld, including to a Person in which it has merged or which has otherwise succeeded to all or substantially all of such party's business and assets to which this Agreement pertains and which has assumed in writing or by operation of law its obligations under this Agreement. Any attempted assignment in violation of this provision will be void.

     12.7.     SURVIVAL.  Sections 5.5 (Payment Terms), 5.6 (Right to Withhold),
7.2 (Post-Term Termination) and 8, (Indemnification) shall survive the expiration or earlier termination of this Agreement.

     12.8. ENTIRETY. This Agreement constitute the entire agreement between the parties regarding its subject matter. This Agreement supersedes any and all previous proposals, representations or statements, oral or written. Any previous agreements between the parties pertaining to the subject matter of this Agreement are expressly terminated. The terms and conditions of each party's purchase orders, invoices, acknowledgments/confirmations or similar documents shall not apply to any order under this Agreement, and any such terms and conditions on any such document are objected to without need of further notice or objection. Any modifications to this Agreement must be in writing and singed by authorized representatives of both parties.

     12.9. AUTHORIZED REPRESENTATIVE. Either party's authorized representative for execution of this Agreement or any amendment hereto shall be president, a partner, or a duly authorized vice-president of their respective party. The parties executing this Agreement warrant that they have the requisite authority to do so.

     IN WITNESS WHEREOF, the parties hereunto have executed this Agreement.

 "Ingram"                                "Vendor"

 Ingram Micro Inc.                       NetObjects, Inc.
 1600 E. St. Andrew Place                2055 Woodside Road
 Santa Ana, California  92705            Redwood, City, California  94601

 By:  /s/ V L Cotten                     By:  /s/ Mark Patton
    ---------------------------------       ------------------------------------

 Name:  Victoria L. Cotten               Name:  Mark Patton
      -------------------------------         ----------------------------------

 Title: Sr. Vice President Purchasing    Title: V.P. Sales & Corp. Marketing
       ------------------------------          ---------------------------------

 Date:     5-30-97                       Date:     5/22/97
      -------------------------------         ----------------------------------

*AGREEMENT MUST BE SIGNED BY PRESIDENT OR BY A DULY AUTHORIZED VICE PRESIDENT OR PARTNER.


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

EXHIBITS:

A    -    Vendor Routing Guide

B    -    Guide to Bar Code:  The Product Label

C    -    Product Notes

D    -    Product Price List

E    -    "IMAGINE" Program

F    -    Small And Disadvantaged Business Certification

G    -    Partnership America


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